EXHIBIT 10.4
SERVICES AGREEMENT

                 This Services Agreement (the "Agreement") is dated as of February 12, 2008 between Bonanza Fund Management, Inc. ("BFM"), and Terra Nova Financial Group, Inc. ("Terra Nova," and with BFM, collectively, the "parties" and each individually, a "party").

RECITALS

                 WHEREAS, upon Terra Nova's request Murrey Wanstrath is currently serving on an interim basis as Terra Nova's Chief Financial Officer ("CFO"), Secretary and Treasurer and Mr. Wanstrath currently serves as a director of Terra Nova;

                 WHEREAS, Mr. Wanstrath is currently and will remain at all times during this Agreement an employee of BFM; and

                 WHEREAS, BFM and Terra Nova wish to set forth their understanding of the terms under which BFM agrees to provide Mr. Wanstrath's services to Terra Nova on the terms described herein.

                 NOW, THEREFORE, in consideration of the premises above, the mutual promises contained herein, and for other good and valuable consideration, the parties agree as follows:

1.             TERM

                 The terms of this Agreement will be effective as of November 19, 2007, the date Mr. Wanstrath began serving as CFO (the "Effective Date") and will continue in effect until terminated in accordance with Section 6 (the "Term").

2.             SERVICES, OFFICER STATUS

                 2.1             BFM Obligations. During the Term, BFM agrees to make Mr. Wanstrath available to provide the services contemplated in this Section 2.1 to Terra Nova. Mr. Wanstrath will serve as Terra Nova's CFO, Secretary and Treasurer, fulfilling the customary duties, obligations, and responsibilities of such offices (the "Services"), subject to the instructions with regard thereto by the President or Chief Executive Officer of Terra Nova and the direction of the Board of Directors. BFM shall not have the authority to direct Mr. Wanstrath's action on behalf of Terra Nova, nor shall it be responsible for the performance of, or causing the performance of, his duties to Terra Nova.

                 2.2             Facilities. Terra Nova will provide Mr. Wanstrath with access to, and use of, appropriate office space at Terra Nova's offices for performing the Services.

                 2.3             Independent Contractors. The parties do not intend for this Agreement to create an agency relationship between Terra Nova and BFM, and BFM shall not have and shall not represent that it has the authority to bind Terra Nova as a result of this agreement or Mr. Wanstrath's service to Terra Nova. BFM shall not have the authority to direct any management action or policy of Terra Nova, including the time, place or manner in which Mr. Wanstrath performs the Services or his duties to Terra Nova. Notwithstanding Mr. Wanstrath's status as an employee of BFM during the term of this agreement, he shall also be an officer and agent of Terra Nova and shall have duties consistent therewith.

                 2.4             Office Status. Terra Nova will assure that Mr. Wanstrath is appointed to the offices of Chief Financial Officer, Secretary and Treasurer of Terra Nova, and consistent therewith is entitled to the same indemnity and exculpation as that available to officers of Terra Nova under Terra Nova's articles of incorporation and bylaws, and that Mr. Wanstrath is an "Insured Person" under the directors and officers liability policies maintained by or for the benefit of Terra Nova or its officers.

                 2.5             Securities Filings. Terra Nova will provide Mr. Wanstrath access to and services of its counsel in connection with the preparation and filing of reports required pursuant to Section 16 of the Securities Exchange Act of 1934.

                 2.6             No Investment Authority. Mr. Wanstrath will not have investment authority on behalf of BFM with respect to any Terra Nova securities, nor will he have the authority to direct the vote thereof during the term of this agreement.

3.             CHARGES AND PAYMENTS

                 3.1             Charges. During the Term, Terra Nova will pay BFM the amount of Four Thousand Three Hundred Thirty Dollars ($4,330.00) per week and will reimburse BFM for Mr. Wanstrath's reasonable travel and temporary housing costs incurred in connection with providing the Services (the "Charges").

                 3.2             Payment Terms. On the first day of each month during the Term, BFM will issue an invoice to Terra Nova for amounts owed under Section 3.1, including appropriate detail of travel and temporary housing costs. All invoices submitted by BFM to Terra Nova will be due and payable within thirty (30) days of the date of the invoice.

4.             PROPRIETARY RIGHTS

                 4.1             Confidential Information. Mr. Wanstrath shall execute a confidentiality and non-solicitation agreement in form and substance substantially similar as those entered into by other executive officers of Terra Nova. The parties do not intend that BFM should become aware of any material non-public information concerning Terra Nova as a result of Mr. Wanstrath's service hereunder. Nevertheless if BFM does become aware of such material non-public information, BFM shall not trade any securities of Terra Nova until such information is publicly available or no longer material.

                 4.2             Terra Nova's Intellectual Property. The Parties acknowledge that Terra Nova is the owner of any intellectual property rights created by Mr. Wanstrath during the Term and relating to Terra Nova's business, including inventions, patents, copyrights and trade secrets.

                 4.3             Mr. Wanstrath's Duty. Nothing herein, nor any service by Mr. Wanstrath as an employee, officer or agent of Terra Nova or BFM, shall obligate him to disclose any information about Terra Nova or BFM, as the case may be, to the other to the extent that Mr. Wanstrath determines such disclosure is prohibited or limited by his fiduciary duty as an officer, director or otherwise to the party from whom the information was obtained.

5.             QUALITY OF WORK; LEGAL COMPLIANCE

                 5.1             Quality of Work. BFM will instruct Mr. Wanstrath to perform the Services in a professional manner, to the best of his ability. BFM makes no warranty regarding Mr. Wanstrath's performance of the Services and none shall be implied. The parties recognize and agree that BFM is not in the business of providing accounting or any other service to third parties, and that BFM will not supervise Mr. Wanstrath's work or be responsible therefor in any way.

                 5.2             Compliance with Law. Subject to the foregoing, BFM will instruct Mr. Wanstrath to perform the Services in a manner that complies with applicable laws in all material respects. Terra Nova will similarly instruct Mr. Wanstrath that it expects the Services to be performed in a manner that complies with applicable laws in all material respects.

6.             TERMINATION

                 6.1             Termination at Will. At any time, either party may deliver written notice of its intent to terminate this Agreement for any reason or no reason. The termination notice will specify a termination date no less than one (1) week after the date of such notice; provided, however, that if Mr. Wanstrath terminates his employment with BFM, this Agreement will terminate immediately upon notice from BFM to Terra Nova.

                 6.2             Rights on Termination. BFM, upon termination of this Agreement, will use its best efforts to cause Mr. Wanstrath to deliver, as Terra Nova may direct, all books of account, registers, correspondence and records of all and every description relating to the affairs of Terra Nova which are in BFM's or Mr. Wanstrath's possession as a result of the Services. In addition, BFM will reasonably cooperate in assuring a transition of any open work-related matters from Mr. Wanstrath to such person or persons as may be designated by Terra Nova to succeed him in those responsibilities.

7.             INDEMNIFICATION, LIMITATION OF LIABILITY

                 7.1             General Provisions. Each party agrees to notify promptly the other of any claim or judgment to which these indemnifications provisions may apply. Further, the parties agree not to settle any claim to which these indemnity provisions may apply or in which the parties are both named, or are reasonably threatened to be named, without the prior written consent of the other party, which consent will not be unreasonably withheld. Neither party will be liable to the other party for special, incidental, consequential or punitive damages. Each party's indemnification provision survives the termination or expiration of this Agreement.

                 7.2             BFM's Indemnification. BFM agrees to indemnify, protect, defend, release and hold harmless Terra Nova, any affiliated or related entities, and their directors, officers, employees and agents (the "Terra Nova Parties") from and against any and all liability expenses, losses, and claims for damages, including reasonable legal fees, arising from or in connection, to the extent so arising or connected, with any claim by Mr. Wanstrath against any of the Terra Nova Parties and arising out of or relating to, to the extent so arising or relating, the Services, other than claims for indemnification or exculpation under Terra Nova's articles of incorporation or bylaws (all claims for which indemnification by BFM is required shall be referred to collectively as "BFM Indemnified Claims"). BFM further agrees to advance all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by Terra Nova Party in connection with the investigation of, preparation for, or defense of any pending or threatened BFM Indemnified Claim or any action or proceeding arising therefrom, to the extent the Terra Nova Party is a party, witness or other participant or is threatened to be made a party, witness, or other participant to such Indemnified Claim or proceeding. BFM may require a commitment from the Terra Nova Party to repay such expenses, and Terra Nova hereby guarantees such repayment, which commitment shall be applicable in the event the BFM Indemnified Claim or proceeding is subsequently determined not to be subject to indemnification.

                 7.3             Terra Nova's Indemnification. Terra Nova agrees to indemnify BFM and its affiliates and their respective directors, officers, employees, agents and controlling persons (BFM and each such other person being referred to herein as an "Indemnified Party"), but not including Mr. Wanstrath (who shall be subject to indemnification solely in his capacity as an officer as provided for in Section 2.4), on a current basis from and against any and all losses, claims damages, and liabilities (including amounts paid for attorneys fees or in settlement), whether joint or several, to which such Indemnified Party may become subject, that arise out of or relate, to the extent so arising or related, this Agreement, the engagement of BFM, or the performance of the Services contemplated by this Agreement (whether performed or occurring before or after the date of the Agreement), INCLUDING THOSE LOSSES, CLAIMS, DAMAGES AND LIABILITIES ARISING FROM THE SOLE, CONTRIBUTORY OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY of such Indemnified Party, but not including claims brought by BFM itself, claims by Mr. Wanstrath, claims by Terra Nova for a breach of this Agreement, claims for which BFM is fully and finally adjudged to have engaged in fraud or criminal conduct, gross negligence or willful misconduct, and claims for which indemnification prohibited by applicable law (all claims for which indemnification by Terra Nova is required shall be referred to collectively as "Claims"). Terra Nova further agrees to advance all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by an Indemnified Party in connection with the investigation of, preparation for, or defense of any pending or threatened Claim or any action or proceeding arising therefrom, to the extent the

Indemnified Party is a party, witness or other participant or is threatened to be made a party, witness, or other participant to such Claim or proceeding. Terra Nova may require a commitment from the Indemnified Party to repay such expenses, and BFM hereby guarantees such repayment, which commitment shall be applicable in the event the Claim or proceeding is subsequently determined not to be subject to indemnification. Terra Nova also agrees that, to the fullest extent permitted by law, no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Terra Nova or its security holders or creditors in connection with any Claim.

                 If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable and Terra Nova is deemed to be jointly liable with the Indemnified Party for the losses, claims, damages, or liabilities for which indemnification is unenforceable, Terra Nova agrees to contribute to the payment of such losses, claims or liabilities (i) in such proportion as is appropriate to reflect the relative benefits to Terra Nova, on the one hand, and BFM, on the other hand, of the transactions described in this Agreement (whether or not any such transactions are consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Terra Nova, on the one hand, and BFM, on the other hand, as well as any other relevant equitable considerations.

                 7.4             Assumption of Defense. In the event a party shall be obligated to advance the expenses for any proceeding to a Terra Nova Party or Indemnified Party (each a "Covered Party"), the party shall be entitled to assume the defense of such proceeding, with counsel approved by the Covered Party (which approval shall not be unreasonably withheld), upon the delivery of written notice to the Covered Party of its election to do so. After delivery of such notice, approval of counsel by the Covered Party, and the retention of such counsel, the party required to advance expenses will not be liable under this Agreement for any fees of counsel subsequently incurred by the Covered Party with respect to the same proceeding, provided that: (a) the Covered Party shall have the right to employ his, her or its own counsel in any such proceeding at the Covered Party's expense; and (b) if (i) the employment of counsel by the Covered Party has been previously authorized by the party required to advance expenses, (ii) the Covered Party shall have reasonably concluded that there may be a conflict of interest between the party required to advance expenses and the Covered Party in the conduct of any such defense or (iii) the party required to advance expenses shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the Covered Party's counsel shall continue to be at the expense of the party required advance expenses.

8.             Miscellaneous

                 8.1             Force Majeure. Neither party will be liable for any delay or failure of performance (except for the payment of money) affecting such party or its contractors arising from any cause, circumstance or contingency beyond the reasonable control of such party, including acts of God, acts of terrorism, governmental acts, accidents, wars, riots or civil unrest, labor disputes, fires, storms, earthquakes, floods and latent defects which are not reasonably discoverable and cannot be reasonably remedied.

                 8.2             Entire Agreement. Except as otherwise provided herein, this Agreement represents the entire understanding and agreement between the parties, and supersedes any prior agreement, understanding or communication between the parties, with respect to the subject matter hereof. This Agreement may only be amended by a writing executed by both parties.

                 8.3             Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which taken together will constitute a single instrument.

                  8.4             Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  8.5             Assignment. This Agreement will be binding on the parties and their respective successors and permitted assigns. Neither party may, nor either party have the power to, assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party, except that either party may assign, upon written notice to the other party, its rights and obligations under this Agreement, in whole or in part, without the approval of the other party to any successor in a merger or acquisition of such party, or an entity that acquires all or substantially all of the assets of such party; provided that in either case the assignee or successor has sufficient resources and ability to perform the assigned obligations. In no event will any assignment relieve the assigning party of its obligations under this Agreement. Any attempted assignment, delegation, or subcontracting in contravention of this Section will be void and ineffective.

                  8.6             Survival. To the extent a provision of this Agreement provides for rights, interest, duties, claims, undertakings and obligations subsequent to the termination or expiration of this Agreement, such provision of this Agreement will survive such termination or expiration.

                  8.7             Waiver. The failure of either party to insist upon the strict and punctual performance of any provision hereof will not constitute a waiver of, or estoppel against asserting the right to require such performance, nor should a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of a similar nature or otherwise.

                  8.8             Governing Law. All rights and obligations of the parties relating to this Agreement will be governed by and construed in accordance with the law of the State of Illinois, without giving effect to any choice-of-law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

                  8.9             No Third Party Beneficiary Status. Except that Mr. Wanstrath shall be a third party beneficiary of Sections 2.4 and 4.3, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other party, including employees.

                  IN WITNESS WHEREOF, each of the parties hereto, by its duly authorized representative, has hereby executed this Services Agreement.

BONANZA FUND MANAGEMENT, INC.	TERRA NOVA FINANCIAL GROUP, INC

By: ________________________________	By: ________________________________

Position: ____________________________	Position: ____________________________